Exhibit 99.1

CORPORATE PARTICIPANTS

Dr. Marlow Hernandez, Co-Founder, Chairman, and Chief Executive Officer

Brian Koppy, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Jailendra Singh, Credit Suisse

Joshua Raskin, Nephron Research

Justin Lake, Wolfe Research

PRESENTATION

Operator

Good morning, and welcome to Cano Health’s Second Quarter 2021 Earnings Call.

Please be advised that today’s conference is being recorded.

Hosting today’s call are Dr. Marlow Hernandez, Co-Founder, Chairman, and Chief Executive Officer; and Brian Koppy, Chief Financial Officer.

The Cano Health Press Release, Webcast link, and other related materials are available on the Investor Relations section of Cano Health’s website. These statements are made as of August 12, 2021, and reflect Management’s views and expectations at this time, and are subject to various risks, uncertainties, and assumptions.

As a reminder, this call contains forward looking statements regarding future events and financial performance, including our guidance for the 2021 and 2022 fiscal years. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We caution you that the forward-looking statements reflect our best judgment as of today based on factors that are currently known to us, and actual future events or results could differ materially.

During the call, we will also discuss non-GAAP financial measures. The non-revenue financial measures we will discuss today are not prepared in accordance with GAAP. A reconciliation of the GAAP and non-GAAP results is provided in today’s press release and on the Investor Relations section of our website.

With that, I will turn the call over to Dr. Marlow Hernandez, Co-Founder, Chairman, and CEO of Cano Health. Please go ahead.

Dr. Marlow Hernandez

Welcome, everyone, to our second quarter earnings call. This is a very exciting time for Cano Health and I appreciate you taking the time to hear about our progress and our plans for continued growth. I’m proud to report that, once again, we had a very strong quarter of revenue growth as well as Adjusted EBITDA growth and operational expansion.

Our Company, since its founding in 2009, has consistently delivered results for its patients and stakeholders. We are a company that has made and will continue to make transformational social and financial impacts through our sophisticated population health platform, which we grow through building, buying, and managing medical centers.

We started out as a single medical center. Today, we’re one of the largest primary care operators in the United States. At its core, Cano Health has a differentiated growth model with unique assets, both technological and physical, with market leadership in some of the country’s largest and most attractive managed care markets.

Let me give you an example. In Miami-Dade County, arguably the country’s number one market for managed care, we’re the number one primary care provider for Medicare Advantage members. When I say number one, I’m also referring to quality metrics, medical cost management, and membership growth.

We have a five-star NCQA rating for a population that is predominantly low-income and has been chronically and historically under-served. We also have lower mortality and lower cost, which means more grandmas and more grandpas will be there for their families, living the retirement they deserve, or simply following their passions.

For those that are new to the Cano Health story, let me give you a brief overview of what makes Cano Health different, what makes us special even beyond our numbers. Our mission is to provide patients with high-quality, high-touch primary care producing better outcomes at lower-cost, creating significant value for all stakeholders. Our vision is to be the national leader in primary care.

Let me tell you about the Cano difference from a business perspective. When you combine our national care platform, built on access, quality, and wellness, with our flexible growth model, building, buying, and managing, the result is speed, density, and scale, which translates to capital efficiency and profitable growth. We primarily operate in the $800 billion Medicare market, with a focus on Medicare Advantage, or MA, the private sector alternatives to traditional Medicare for seniors offered by health insurance companies.

This MA market is growing at 8% to 10% per year, and yet less than 20% of Medicare patients are currently receiving care within a comprehensive value-based model. That’s our wheelhouse, which explains the enormous growth potential of our Company.

Cano Health is a leader in value-based primary care; that is, we’re paid a flat fee per patient per month rather than a fee per patient visit or procedure. Approximately 96% of our revenue comes in the form of recurring capitated payments from health plans and the Centers for Medicare and Medicaid, or CMS. We’re transforming healthcare from the current analog state, which is transactional and fragmented, to one that is digital, one that is personalized and coordinated.

In addition, we’re proud of the role we play in making healthcare in America more equitable. We serve, predominantly under-served communities. Approximately 80% of our patients are Latinos and African Americans. We reflect the ethnic and cultural makeup of the communities we serve. Our staff, like our patients, are 80% minority, and that extends all the way to the C-Suite and Board of Directors. This is critical in every industry, but particularly in healthcare where trust and understanding are absolute necessities to provide optimal clinical outcomes.

Let me now address the COVID-19 pandemic. Life expectancy in the United States fell by 1.5 years. The biggest drop since World War II, according to a recent study in The British Medical Journal; among Hispanic Americans, the decline was even more, 3.9 years; and among African Americans, the decline was similarly head turning, 3.3 years. Yet, at Cano Health, our COVID mortality for seniors, and remember our patient population is 80% Hispanic/African America, has been far lower than the national average even though we serve an older, poorer, and sicker population.

As published in the American Journal of Managed Care in June 2021, Cano Health obtained a 60% reduction in COVID-19 mortality compared to a mirror group in Florida. In other words, for the same or lower costs than other primary care providers, we have proven our ability to provide patients with a longer and fuller life even during the COVID-19 pandemic.

We intend to continue to grow and bring our care model to more patients across the country.

With that, let me summarize our growth strategy, which leverages speed, density, and scale to reach the most patients while ensuring optimal capital efficiency, which has become our clear competitive advantage. Since 2017, approximately 40% of our membership growth has been organic; and the balance, inorganic. Our financial and clinical performance is a direct result of our ability to execute on our business model and growth avenues. Simply put, we build, we buy, we manage.

First, build. We grow organically by expanding our existing practices and building new medical centers. In the second quarter, our organic membership growth was 30% year-over-year. It’s important to note that not all de novos are created equal. We have found that in a market where we have built scale and density, a de novo will perform better than one built in isolation. This is due to various contractual, local, and operational reasons.

Second, buy. Cano Health grows through targeted acquisitions. We source, evaluate, and rapidly integrate acquisitions, improving their operating and financial performance. Since 2017, Cano Health has completed 35 acquisitions and our average Adjusted EBITDA growth for acquisitions has been approximately 30% year-over-year in the first year and 15% in the second year, with continued strong growth thereafter. Like de novos, this growth leverages density and scale to optimize performance.

Finally, manage. We provide management services to affiliated primary care practices, improving their financial and clinical outcomes. These affiliate relationships serve as a robust source of additional clinical capacity, allowing us to rapidly build scale and density.

An important differentiator that I want to talk to you about now is our proprietary technology platform, CanoPanorama. CanoPanorama is the basis for our population health management. It is composed of dozens of modules, hundreds of daily metrics, and thousands of support tools and algorithms. It is a systematic approach which goes beyond just the basics of primary care, just the basics of testing, treatments, and vaccinations.

CanoPanorama is designed to help predict and prevent disease — to individualize care for the patient while optimizing the health of an entire community. It is about connecting people, processes, and technology to make everyday miracles happen, with the results measured by the lives we touch, and by the lives we save. It’s about utilizing our protocols to detect cancer at early stages; to identify heart disease before a patient has a heart attack.

When our patients do better, we do better, because we have aligned clinical and financial outcomes that benefit community staff, payers and shareholders. As an example, if we extrapolated the results from the 2021 study on COVID-19 outcomes, which I referenced earlier, and every senior citizen in Florida since the start of the COVID-19 pandemic had received Cano-like care, powered by a system like CanoPanorama, we believe more than 10,000 people in Florida would be alive today. From a clinical perspective, this is the Cano Health difference.

Now, let me describe the Cano model, or Cano-like care, which is what we call our care delivery model. We provide our members with standardized primary care services based on access, quality, and wellness. This is evidenced by our net promoter score of 77, averaged over the last 12 months, our five-star NCQA ratings from our largest health plans, and our lower hospitalizations, ER visits, and mortality rates which are well below Medicare averages.

Cano Health delivers more accessible care by providing services like transportation, a 24/7 urgent care line, home visits, and telehealth. We provide higher-quality care through care coordination, preventative screenings and disease management. We provide a wide array of wellness options from exercise classes to nutrition workshops.

Another important detail is that Cano Health doctors see fewer patients than average and spend their time focused on delivering care rather than filling out forms. That’s what drew me as a young physician to build the first Cano Health clinic and partner with an exceptional group of professionals to create our care delivery model.

Now I’d like to spend some time discussing specific strategic highlights from the past few months that have me particularly excited about Cano Health’s future growth. On April 1, we began managing patients under CMS’ Direct Contracting Entity program, or DCE. DCE is today in its infancy, but we see great promise in the program. Cano Health is well positioned to be a solution for this and other value-based programs. Very few companies have the infrastructure and track record, particularly for the underserved population, that Cano Health has, which is in perfect alignment with CMS goals of measurably increasing quality while controlling costs.

On June 4, Cano Health shares began trading on the New York Stock Exchange as a newly publicly traded Company. On June 11, we acquired University Health Care, with 13 facilities and approximately 24,000 Medicare Advantage members. And a few weeks later, on July 2, we acquired Doctor’s Medical Center, or DMC.

While this is a third quarter event, it’s an important development that adds additional scale and density to our operations in Florida and allows us to deliver more targeted services to our members. DMC operates 18 facilities, serves 52,000 members, including approximately 7,000 Medicare Advantage members, 31,000 Medicaid members, and 14,000 ACA members.

We have also entered into other smaller, yet important transactions over the past couple of months that reflect our strategy to build density in our markets. In June, we purchased a small practice in Corpus Christi, where we will be opening multiple de novo centers. In July, we signed an agreement to acquire a practice with two medical centers in Las Vegas, Nevada, adjacent to our three existing Las Vegas centers.

Also, in July, we acquired a behavioral health specialty group in South Florida with 27 providers,14 clinics co-located within current Cano Health medical centers, and two standalone clinics, to better serve the mental health needs of Cano Health members. We have worked with these providers for several years, and as a result of this transaction, we’re excited to now have this specialty service in-house to directly provide behavioral health care to our patients, which is particularly timely during the COVID-19 pandemic.

I’m also proud to report that in August 2021, we deployed approximately $140 million of cash and $30 million in equity to acquire medical practices and infrastructure managing affiliates in four states: Florida, New York, New Jersey, and New Mexico. For these medical practices and affiliates, for the balance of 2021, we expect to recognize approximately $14 million pf Fee-for-Service and Other Revenue and $5 million of Adjusted EBITDA. In 2022, we expect to recognize approximately $200 million of capitated revenue and $16 million of Adjusted EBITDA from 15,000 capitated Medicare members served by these medical practices and affiliates. The projected increase in revenue and Adjusted EBITDA until 2022 is due to our expected success converting patients in these medical practices and affiliates into Cano Health value-based members.

While each of these events serve as an important marker of Cano Health’s expansion, taken together they represent the mosaic we are building across our markets to serve more patients while accelerating growth. Our overarching goal is to be able to measurably improve health outcomes profitably and sustainably, all while building lifelong bonds with communities and the people we serve.

As a result of the positive events outlined above, we also announced in this morning’s press release that we are increasing our guidance for 2021 and 2022. We have built considerable density and scale in our home markets, fueling profitable growth, and accelerating our build, buy, and manage strategy across the country. Brian will provide the details shortly.

But before Brian begins, I want to thank all Cano Health employees who did the hard work of delivering this strong quarter. It’s been an extraordinary couple of years for our Company for many reasons, and through it all, our employees have proven themselves skilled, committed professionals who regularly achieve the impossible.

With that, I’m happy to introduce our Chief Financial Officer, Brian Koppy, who joined us just before our public listing and has since made himself an integral and valuable member of the Cano Health family.

Brian Koppy

Thank you, Marlow, and thanks, everyone, for joining us today. I’m extremely proud to be part of this great Company and its 3,000-plus employees. From my experience of 20-plus years in the healthcare industry, I truly believe Cano Health, who is patient-centered, service-focused, and mission-driven to deliver superior primary care medical services, has the right strategy– build, buy, and manage – to deliver long-term sustainable, profitable growth.

Turning now to our results. In the second quarter, we demonstrated that our core business continues to meet our high expectations. We produced healthy top-line, membership, and Adjusted EBITDA growth numbers this quarter, showcasing not only the strength of our core business and growth strategy but also our cost and operational management.

We have continued to execute on our flexible growth model, and through speed, density, and scale, we expect to continue to achieve consistent growth. The positive trends in our performance and the effective integration of our new medical centers and affiliates will provide continued revenue and earnings performance to achieve our guidance.

Our focus on membership growth saw our membership increase 57% to 156,000 members in the second quarter. This is a 99,000 member increase from a year ago. In the second quarter, 72% of our members were Medicare, 16% were Medicaid, and 12% were ACA. Note that our quarter-end Medicare membership also includes roughly 24,000 Medicare Advantage members from our June 11 acquisition of University Health Care. Medicare membership also includes about 8,000 beneficiaries assigned to us under CMS’s DCE program. This was the first quarter we reported DCE results, as the program began on April 1, 2021.

Following the quarter, we closed on the DMC acquisition. Looking at membership post the DMC acquisition, as of June 30, our pro forma our membership is now approximately 208,000 and we have 108 medical centers with over 1,000 employed and affiliate providers ready to serve our members. Additional detail about our membership mix and our PMPM, or per member per month, revenue by line of business is available in our press release and updated investor slides posted this morning on our website.

Total revenue in the second quarter was $393 million, which included capitated revenue of $379 million and other revenue of $14 million, was up 130% year-over-year, and reflects strong membership growth and operational expansion.

Total capitated Medicare revenue in the second quarter was $335 million and includes DCE revenue of approximately $29 million. The Medicare revenue PMPM was approximately $1,180, up 40% year-over-year, primarily driven by improvements in our Puerto Rico operations.

Medicaid revenue PMPM was approximately $610. Projecting Medicaid PMPMs going forward, it is important to note that the Medicaid membership acquired through our DMC acquisition runs at a lower PMPM than our current book due to its higher pediatric enrollment and therefore will lower the overall Medicaid PMPM outlook.

The medical claims expense ratio for the second quarter of 2021 was 77.0% compared to 73.0% in the first quarter for 2021. The increase was driven primarily by the inclusion of DCE members who we initially expect to have higher medical costs and to a lesser extent by higher elective procedure utilization and costs related to COVID-19. For the first half of 2021, the medical claims expense ratio was 75.3%. For the full year of 2021, we are projecting a medical claims expense ratio of approximately 75%.

We expect a stable second half medical claims expense ratio, primarily due to ongoing population health management, which leverages the analytics and treatment protocols of CanoPanorama, comprehensive care management programs which we expect to maintain stable hospital admissions, as well as lower DCE medical costs per member as they are integrated into the Cano Health platform. Also high vaccination rates for our Medicare members. About 87% of these members are vaccinated, adding a level of protection against the current COVID-19 surge, which is a surge of the unvaccinated. And expectations for normal seasonality. We typically realize lower medical claims in the second half as compared to the first-half.

Moving on to direct patient expense. For the second quarter, direct patient expense was $44 million, an increase of $21 million versus the prior year quarter. The increase was generally volume-driven due to our growth. Overall, our direct patient expense ratio improved 210 basis points to 11.1%.

Selling, general and administrative expenses were $47 million for the second quarter of 2021, an increase of $25 million. The increase was incurred to support the continued growth of our business and expansion into other states. Overall, our SG&A ratio improved 100 basis points to 11.8%.

The Company recorded stock-based compensation expense of $3.2 million for the second quarter. For the full year 2021, we expect stock-based compensation expense to be approximately $16 million to $20 million.

Adjusted EBITDA of $25 million for the second quarter of 2021 compared to $16 million for the second quarter of 2020, a 53% increase. As a result, our Adjusted EBITDA margin for the second quarter was 6.3%.

Interest expense was $10 million for the second quarter of 2021, an increase of $4 million as compared to prior-year quarter. For the full year 2021, we expect interest expense to be approximately $50 million.

Regarding shares outstanding, there are about 477 million shares of combined Class A and Class B shares outstanding as of June 30. I would note that this morning we also filed a required S-1 registration to authorize employee shares for resale. There is no impact on share count as a result of this filing.

Now let me turn to our cash flow and liquidity. We ended the second quarter with about $319 million in cash and $30 million available under our revolving line of credit. Debt at the end of the second quarter was $557 million and includes term debt, capital leases, and payments due to sellers.

For the six months ending June 30, cash used in operating activities was $57 million, an increase of $43 million, and we deployed approximately $618 million for acquisitions. On July 2, we closed on our DMC acquisition and used $300 million in cash and subsequently borrowed an additional $250 million. In addition, throughout July and August, we deployed approximately $155 million on the transactions Marlow discussed. As a result, pro forma for the acquisitions after the end of the second quarter, our net debt is $693 million, and our total net debt to pro forma Adjusted EBITDA ratio is 4.3.

We expect cash used in operating activities to be approximately $90 million for the full-year of 2021, with de novo and maintenance capex expenditures in the range of $40 million to $45 million for 2021. However, as our profitable growth continues, we expect to be cash flow positive in the fourth quarter of 2021. For the full year of 2022, we expect the strength of our existing operations and the recent acquisitions to generate positive cash flows that will continue to support growth and allow us to de-lever over time.

Now turning to our updated guidance. For 2021, we expect membership to be approximately 215,000, an increase from the prior range of 205,000 to 210,000. Revenue is projected to be approximately $1.6 billion, an increase of the prior guidance of $1.5 billion. Adjusted EBITDA: 2021 Adjusted EBITDA is now projected to be approximately $115 million, reflecting an increase from the prior guidance of approximately $110 million.

For 2021, we remain on pace to open 15 to 20 de novo medical centers. By the end of the third quarter, we expect to have more than half completed. By year end, we expect to be operational in eight states plus Puerto Rico. The states include Florida, Texas, Nevada, New York, New Jersey, New Mexico, and two additional states that will be announced by the end of the third quarter.

Turning to 2022 guidance. For membership, we expect membership for 2022 to be in the range of 275,000 to 280,000, an increase from the prior year guidance of approximately 250,000 members. Revenue is expected to be between $2.5 billion to $2.6 billion, an increase of the prior guidance of approximately $2.23 billion. Adjusted EBITDA: Adjusted EBITDA for 2022 is now projected to be approximately $165 million to $170 million, reflecting an increase from the prior guidance of approximately $150 million.

In 2022, we expect to open 54 to 59 de novo medical centers in the states I just mentioned as we execute on our market-density strategy. The capital expenditures for each of our de novo medical centers are expected to be approximately $1.3 million to $1.8 million each. Additionally, approximately two-thirds of these de novo centers will be expected to be outside of Florida, with a majority expected to be completed in the second half of 2022.

Today’s guidance is an update from the previous guidance disclosed on July 6, 2021. And consistent with that guidance, the guidance does not include the impact of any additional acquisitions which the Company expects would be accretive to membership revenue and Adjusted EBITDA.

In conclusion, recent events demonstrate the effectiveness of Cano Health’s strategy to leverage multiple avenues to generate growth through building, buying, and managing medical practices. Utilizing these growth avenues individually or in combination, depending on the opportunities available, results in the most efficient use of capital, which we believe allows us to manage the greatest number of patients in the shortest amount of time and with the least amount of risk, which ensures profitable growth and market leadership.

With that, I’ll ask the Operator to open the call to your questions.

Operator

Your first question comes from the line of Jailendra Singh with Credit Suisse.

Jailendra Singh

Thank you, and good morning, everyone. Congratulations on your first earnings call as a public company.

Thanks for all the color around cost trends you’re seeing and expectations for second half. I was wondering if you could flesh out a little bit more about your confidence in second half. I’m getting like MLR on your MA for second half to improve from first half, actually ex-DCE. I completely understand the trends you’re seeing are literally not as bad as peak of COVID, but with all the COVID projections being things are likely to get worse before they get better.

What gives you comfort around your expectations for second half? And why you are not likely to see the cost trend some of your peers are highlighting, but maybe with some lag, or maybe highlight at least you are confident that you are unlikely to be blindsided. Is it your technology, markets you serve, members you serve? Just give us the comfort how we should think about second half trends, given what some of your peers have been reporting.

Dr. Marlow Hernandez

Yes, Jailendra, this is Marlow. Thanks for your question.

We’ve certainly seen an increase in COVID cases and hospitalizations, which does account for a minority of the medical claims expense increase in first half of the year. But we are seeing a significant difference in terms of hospitalizations, certainly in clinical progression and outcomes compared to the rest of Florida and many other primary care providers. Those are the statistics that we cited in our supplement, that I want to point everyone to on our website. For example, we have observed a seven-day average of cases of 14.3 compared to our peak of 24, even though in Florida it’s at record levels. And our hospitalizations are at 2.0 per 1,000 rather than 6.6 per 1,000 when we were at the peak in July of last year. So we’re significantly off from the Cano peaks while Florida is making nearly daily record levels.

In addition to that, we have a very sophisticated population health platform, that I referenced in my remarks, CanoPanorama. From the time that a patient joins us, when they’re in the lobby, they are going to start to get a risk stratification with personalized care plans, then the doctor sees the patient and those diagnoses, those referrals, those treatments, those lab results then modify such care plans in a systematic way using 20-plus modules, hundreds of different protocols that we employ through our systems and algorithms, and support tools that are all working in concert to intervene early to help predict and prevent disease. This is published data in the American Journal of Managed Care, and I would point you to read the study.

But also, you can see it in how stable our total admissions have been. We have a graph in those supplement materials which shows the COVID admissions and our total admissions, and while they are correlated, you can see there how remarkably stable they have been.

While we are living in unprecedented times, and managing during COVID is challenging, we have 18 months of track record with great financial and clinical results. And more broadly, for years we have had industry-leading APTs, or admissions per thousand, quality metrics. We’ve published mortality reductions for the past four years, not just during COVID. Therefore, we feel highly confident in our full-year MLR. As a result, we’re maintaining and increasing our outlook for this year and next year.

Let me also say that while MLR, or medical claims expense ratio, is a factor, we have multiple other levers that we can pull as part of managing the business.

Let me point you to our SG&A expense ratio coming down in the last few quarters considerably and consistently. That, alongside the other components of the business, which gives us diversification, gives us an ability to feel highly confident about our outlook, including what Brian mentioned, like getting the DCE members now plugged in. You’ve seen in the past that we have published that a member after six months significantly and rapidly decreases their medical claims as they’re fully integrated into the Cano model.

There are a number of factors like our vaccination rates: 87% of our patients are vaccinated with the COVID vaccine. Eighty percent of our associates are vaccinated as well. On the strength of our care management programs, our pop health platform, our density, the amount of access, quality, and wellness that we are able to offer our patients each and every day and the multiple levels we have is why we feel strongly confident in our ’21 outlook and also our ’22 outlook.

Jailendra Singh

That’s really helpful color. I just want one quick clarification. How real-time is your data? Like if some of your members show up and have been hospitalized, do you get immediate alert, or something that takes time? I’m trying to understand like my point about you getting blindsided, I mean, how real-time information you have on your members.

Dr. Marlow Hernandez

I’m glad you asked that question, Jailendra.

It’s immediate. It is real time, effectively the minute that a patient is registered, hits the ER, it comes to us and our care management processes begin. Therefore, the data that we’re showing you in the supplement deck is dated as of August 9. We get that on a daily basis. In fact, we track over 140 different variables on a daily basis for COVID alone through CanoPanorama. You’ve seen CanoPanorama at work, and that gives us a good deal of visibility and confidence.

Jailendra Singh

Then, you talked, you predict about 2022 outlook on MLR cost trends as well. Maybe I understand you might not provide specific detail, but can you provide or maybe guide any color around the underlying cost trend assumptions for next year versus 2021 on both MA book as well as your DCE book.

Dr. Marlow Hernandez

Yes. Thanks, Jailendra.

As you know, we’ve provided both revenue and Adjusted EBITDA outlooks for our business. Overall, we are confident in the Adjusted EBITDA margin embedded in our 2022 guidance, which we have increased with today’s announcement. As more individual details develop, we will be able to provide more color on the components of that 2022 financial outlook.

For 2021, we feel confident in the projected MLR of approximately 75% for the full year, which is in line with the 75.3% we’re seeing in the first half of the year and includes the DCE membership, which as we said runs at a higher medical expense ratio than our traditional Medicare Advantage.

As we turn the page into 2022, we feel real good about both that top-line and bottom-line projection which would assume some relative normalcy in the MLR.

Jailendra Singh

Then next one I had on this, the medical practices you acquired in four states in August, which you plan to convert to value-based members next year. Maybe discuss your comfort and confidence around these and transitioning these previously unmanaged fee-for-service lives to value-based care. Clearly, I’m assuming it comes with some uncertainty and higher MLR right, given the lack of experience there, but help us understand the comfort there.

Dr. Marlow Hernandez

Yes. I appreciate the question. We do have data to give us confidence, and while not at the global cap, or even straight cap, we can still have fee-for-service historical data on these members, and then the addition of MA contracts, DCE contracts, can give us great confidence, given that one way or the other, those members would be within our capitated book of business, and we’d have data for those members to give us the comfort in us projecting both our ’21 and ’22 margins for those medical practices and affiliates.

Brian Koppy

Yes, Jailendra, this is Brian.

Keep in mind we buy good businesses and with great management teams; these providers and affiliates that we are acquiring come with superior management teams, and we feel real good about how they’re going to deliver performance for 2022.

Jailendra Singh

One big picture, last question here. One other thought, concern which has weighed on shares is around your company’s ability to replicate your success in Florida to other markets you’re entering. Maybe spend some time there. What is your confidence level, how you think that your experience in Florida will be handy in other markets as well? Do you plan to provide regular updates on the new centers and markets as you open on a regular basis? Just give us color on those two things.

Dr. Marlow Hernandez

I’ll take that question.

Well, first, as I said, when we go to new markets, we deploy our build, buy, and manage strategy. We do not like to use a single-growth avenue or build in isolation. We manage as a region, and hence, for individual centers, we do not provide specifics. While you do have our typical de novo economics we expect. But we do have a great deal of confidence in replicating the model outside of Florida, because we are already seen the numbers from membership, revenue, and margins in our budgets.

We’ve been very successful in Puerto Rico, for example; very successful in our starts in Texas and Nevada. We will be announcing various other states. As Brian mentioned, we have not only acquired assets. We’ve acquired some great people that are joining the team, and that is the key. Yes, as we fully integrate those regions into Panorama, we’ll provide updates. But you can count on us continuing to expand our care platform of access, quality, and wellness, and growing it in the three key ways that we do, by building, buying, and managing.

We always ask ourselves the key single question, which is, what is the growth avenue that results in the most efficient use of capital to manage the most amount of lives in the shortest amount of time with the least amount of risk. That insures sustainable profits and market leadership, everywhere across the country, particularly in dense pockets of Medicare eligibles, dual-eligible members, historically, and chronically underserved. There are a great deal of costs that could be taken out. We’re one of the few companies that have proven our ability to do just that.

Let me also point out, for 10 years in dozens of markets, multi-year, multi-geography track record, we have been able to measurably increase quality while reducing costs, and as long as we do that, everything else follows.

Jailendra Singh

Great, thanks. Great job, and congratulations.

Dr. Marlow Hernandez

Thanks, Jailendra. Thank you.

Operator

Your next question comes from the line of Josh Raskin with Nephron Research.

Joshua Raskin

Hi, thanks. Good morning.

Just one quick follow-up to, I don’t know if it was question three or four from Jailendra, but the booking of the hospital expenses, I understand that’s real time. But how do you get color on the actual DRG or cost per admit. When do you have a better sense of that?

Dr. Marlow Hernandez

Yes, a great question, Josh.

We have very sophisticated systems to provide real-time accruals, literally yesterday, based on the number of ER visits, admissions, referrals, ICD code, CPT that we’re getting in our system, many of which are in real time. We’re able to very accurately estimate our costs, and yes, it is based on historical type of information on a per admission and actually it doesn’t change all that much on an average per admission basis. Of course, as we get new data from new disease states like COVID, then we adjust such algorithms, and that allows us to very accurately project.

Joshua Raskin

Okay, got you. Then, I think you mentioned a little more though on the sort of non-COVID utilization coming back. I’m curious if you view that as pent-up demand as the system reopens. Then, I didn’t hear anything about a headwind from risk-adjusters, which seems to be a common industry refrain this quarter, so I’ll be curious to get your views there.

Dr. Marlow Hernandez

Well, actually the answer is the same for both questions. As you know, the majority of our business is in Florida. Florida had one of the shortest stay-at-home orders. That combined with the fact that we actually increased the number of visits during COVID including during the stay-at-home orders, and we have published data on that as well, gives us the necessary confidence in our documentation accuracy for the acuity of our patients. When you see them and you’re able to document conditions, that ensures that you’ve got the revenues cover your costs as you know.

Then the second part, as to the pent-up demand of procedures. We saw some of that in the second half of last year. Florida opened up relatively quickly as compared to other parts of the country. As you can see by our APTs, which are influenced to a significant extent by elective procedures, you have remarkable consistency. Given that we saw more patients particularly in the early stages and given that Florida opened earlier and that’s where the majority of our patients are, albeit we’re expanding rapidly outside. We also have Texas, which also opened relatively early. We do not expect a material headwind. But as I mentioned, COVID is challenging and we did see a modest impact from COVID admissions and some of those elective procedures. But that’s being baked into our full-year forecast and into our 2022.

Joshua Raskin

Got you. If I could just ask one more quick one on the EBITDA on the guidance. How much of the EBITDA guidance is coming from acquisitions? I know you’ve anticipated acquisitions. I guess the real question is, did the acquisitions have any impact on your guidance, or are you just filling in the bucket that was coming from acquisitions previously?

Dr. Marlow Hernandez

Yes. No. Great, question.

When we put our three-year projections in November of last year for the PIPE, as we prepared to go public, we laid out that three-year plan. We have since beaten our 2020 projections, because at that time we didn’t have full-year 2020. And we have raised guidance and three times in 2021, and included in one of those guidance raises is that we’ve removed acquisitions from our outlook. Not only have we achieved and exceeded our goals that we set out during our initial projections in November of last year, but we now are confident in meeting and exceeding those without acquisitions for ‘21 and ‘22.

Mind you we did do, of course, some material acquisitions for this year and ‘21; but as a result of our acquisitions this year and our rock-solid organic growth for this year, ‘22 does not require a single acquisition.

Now, we will continue to do acquisitions. We have multiple growth avenues; that is a major differentiator for us. But if we do acquisitions, those will be directly accretive to our guidance. If we acquire X amount of revenue and EBITDA, you will see us add those directly to the outlook that we’re providing.

Joshua Raskin

Perfect. Thanks again.

Operator

Your next question comes from the line of Justin Lake with Wolfe Research.

Justin Lake

Thanks. Good morning. Couple of questions here.

First, on DCE, you talked about members having a little bit higher cost and $29 million of premium. Can you talk about what you booked for MLR in the second quarter there to give us some idea on that cost side and how you’re thinking about that into the back-half of the year?

Brian Koppy

Yes. Thanks. Great question.

I mean, we’re taking a very prudent and appropriate position as far as our DCE members. As we talked, they’re coming into us unmanaged. We expect to wrap them into our operating model and over time improve their overall performance. As you look at the MLR for that business, it’s going to be 98% or so as we initially start, but then as we improve that performance of that membership, we should see that improve over time. As Marlow mentioned, three to six months, we start to see improvement in our members, and that will certainly carry into 2022.

Justin Lake

Where do you see that margin now that you’ve had some time with this business kind of being at a norm within, let’s say, next year? Where would you expect that margin to settle out?

Dr. Marlow Hernandez

Justin, this is Marlow, I appreciate the question.

At this point, we’ve got three months of data on a new CMS program. As Brian mentioned, we take a very prudent approach to our forecasting. We do see DCE as a big source of growth for us, very large additional TAM. We are effectively not baking in any EBITDA from DCE, because, like any new membership, it will take us some time to fully integrate them into our pop health platform, and for us, it’s about predictability and profitability. We believe that it will be favorable, and that is what I can tell you today. But we cannot give a specific number until we get more data and get those members fully plugged-in. So stay tuned.

Justin Lake

Then you talked about $155 million of additional acquisitions. Was that in the prior guidance that you gave in early July, or is that an addition to?

Brian Koppy

That’s a great question and thank you. We’re trying to make sure everyone fully understands our guidance last time excluded any incremental upside from acquisitions.

As we announced today, the acquisitions were accretive to our guidance, and that will be how we think through acquisitions going forward as well. That’s all new upside opportunity, and as we mentioned, it’s really strong revenue growth and EBITDA for 2022 as we convert those 15,000 members or so onto our platform.

Justin Lake

Is there anything you can tell us, you gave us the membership number, but what you think on revenue for ‘21 and ‘22, as well as the EBITDA contribution for ‘21 and ‘22 from this incremental acquisition?

Brian Koppy

Yes, for sure. In our press release, we talked about it’s $14 million for 2021, and then as we convert the members, it’ll be $200 million of revenue in 2022, and that’s built into the updated guidance that we provided today for both 2021 and 2022.

Justin Lake

Did you give EBITDA that as well?

Dr. Marlow Hernandez

Yes, we did, Justin. It’s $5 million of EBITDA that we expect for the balance of this year and $16 million of Adjusted EBITDA for 2022.

Justin Lake

Got it. Must’ve missed that. And lastly, you talked a little bit about higher costs. And I think you mentioned elective surgeries. One of your peers talked about seeing higher outpatient costs, I think they specifically said March and April. I’m curious if you saw something similar in the same timeframe, any market specific, anything you could tell us about cost trend there.

Dr. Marlow Hernandez

What I can tell you is that part A is the single most important variable, hence the APT stability that you have there in the supplemental deck. It’s probably the most important single statistic. But there’s a part B, cost as well of specialist, and when you lump them all together, A, B and D, which is pharmacy, then you get the full medical claims expense picture. And we are not nuancing what is a minority variance in medical claims between the catch-up in outpatient procedures versus just COVID admissions.

While we have seen it, we are comfortable with it. We have booked them into this year’s numbers and feel comfortable about the next for the reasons that I mentioned. Therefore, the short answer is, it exists, but we do not see it as a material headwind and we’re confident in our numbers.

Justin Lake

Thanks for the call.

Dr. Marlow Hernandez

Thank you, Justin.

Brian Koppy

Thank you.

Operator

Your next question is a follow-up from Jailendra Singh with Credit Suisse.

Jailendra Singh

Thanks for taking a quick follow-up here. I was wondering if you could spend some time on Humana partnership. How many of your de novo centers you are opening this year and next year are Humana focused. And are economics on the Humana centers any significantly different from what your own traditional centers?

Dr. Marlow Hernandez

Thank you, Jailendra.

Let me first say that we’re very proud to have Humana as a partner. They share our value-based philosophy and have great leadership and infrastructure. We have centers opened under HAP, our Humana Alliance Program; at this point there are seven. We do plan on opening a few more this year. It’s a relative minority of our centers. As you know, we’re opening 15 to 20 centers this year and 54 to 59 medical centers next year. We do see it as part of our market entry supplementation, consistent with our speed, scale, and density objectives of our growth strategy.

In terms of the economics, we do see similar economics in the Humana centers versus non Humana. When I say Humana centers, I mean centers that are owned and operated by Cano Health that are exclusive to Humana’s Medicare Advantage. But we do take other payers for other lines of business, and certainly DCE as well within those centers.

You can see in those centers a bit slower growth, because you have one MA payer rather than all of them. That is something that is, regardless whether it is Humana, Anthem, United, it presents a bit of a challenge that must be managed through. Yet we’re growing significantly. If you ask them as to our performance, I believe they will tell you, exceeding expectations. Because our value prop is so strong, that we have embedded demand beyond expectations.

Thus, to reach all patients, given that we are payer agnostic, the overwhelming majority of our centers take all payers, and we have other great payer partners as well in United and Anthem and Aetna and Centene, and so forth, because we want to make sure that we serve all members who would benefit from Cano-like care.

For the statistics that I mentioned, the staggering increase in mortality, particularly in minority populations. The huge amount of fraud, waste, and abuse that we see that can go instead toward meaningfully improving the health of a patient and entire community. It’s very important for us to be there and give patients all the optionality that they need and deserve.

But again, we plan to continue opening centers in partnership with Humana as well as with other payer partners.

Jailendra Singh

Great, thanks a lot.

Operator

At this time, there are no further questions.

Brian Koppy

All right. Thank you all for joining.

Dr. Marlow Hernandez

Thank you.

Operator

Ladies and gentlemen, that does conclude today’s conference. We thank you for participating.